Exhibit 99.1

Charles River Announces Third-Quarter 2009 Results

- Sales Decrease 13.1% to $297 Million –

– GAAP Earnings per Share of $0.57
and Non-GAAP Earnings per Share of $0.65 –

- Cost-Reduction Initiatives Now Expected to Total
$40.0 Million of Savings in 2009 –

- Reduces Sales and EPS Guidance for 2009 –

WILMINGTON, Mass.--(BUSINESS WIRE)--November 3, 2009--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the third quarter of 2009. For the quarter, net sales were $297.5 million, a decline of 13.1% from $342.2 million in the third quarter of 2008, primarily driven by lower sales in the Preclinical Services (PCS) segment. Foreign currency translation reduced net sales by 1.8%.

On a GAAP basis, net income for the third quarter of 2009 was $37.3 million, or $0.57 per diluted share, compared to net income of $45.5 million, or $0.64 per diluted share, for the third quarter of 2008.

On a non-GAAP basis, net income was $42.6 million for the third quarter of 2009, compared to $53.9 million for the same period in 2008, a decrease of 21.0%. Third-quarter diluted earnings per share on a non-GAAP basis were $0.65, a decrease of 14.5% compared to $0.76 per share in the third quarter of 2008. Both the GAAP and non-GAAP results were impacted primarily by lower sales volume, although the impact was mitigated in the third quarter of 2009 by a lower share count, lower effective tax rate and cost saving actions implemented throughout the year.

James C. Foster, Chairman, President and Chief Executive Officer, said, “Our results for the quarter reflect the continuing soft market demand for the Company’s broad portfolio of products and services, due to pharmaceutical and biotechnology clients’ delayed spending on therapies in development. As we have previously noted, biopharmaceutical companies are facing significant challenges as they reinvigorate their development pipelines and create more efficient infrastructures. We believe these challenges are being exacerbated by uncertainty surrounding pending merger activity and healthcare reform initiatives. As a result, and given the availability of capacity for outsourced preclinical services, biopharmaceutical companies have been slow to commit to studies and have continued to exert pricing pressure.

We expect this situation to worsen in the fourth quarter of 2009, which is the reason that we are reducing guidance for the year. However, we continue to expect improvement beginning in the second quarter of 2010, when our clients should have improved visibility into the industry landscape post-mergers and healthcare reform, and when funding for biotechnology companies and the economy have improved.”

Third-Quarter Segment Results

Research Models and Services (RMS)

Sales for the RMS segment were $163.3 million in the third quarter of 2009, a decrease of 1.4% from $165.7 million in the third quarter of 2008. Foreign currency translation reduced sales by 0.9%. The primary driver of the sales decline was lower sales of large models, which were affected by reduced demand for toxicology services. The sales contribution from the acquisitions of MIR, Piedmont and Cerebricon was partially offset by the sale in the third quarter of 2008 of the Vaccine business in Mexico. Growth in academic accounts continued to partially offset softer demand from pharmaceutical and biotechnology clients.

In the third quarter of 2009, the RMS segment’s GAAP operating margin was 28.2% compared to 30.6% for the third quarter of 2008, with the decline primarily driven by lower sales of large models and higher amortization expense related to acquisitions. On a non-GAAP basis, the operating margin decreased to 30.2% from 31.1% in the third quarter of 2008.

Preclinical Services (PCS)

Third-quarter 2009 net sales for the PCS segment were $134.2 million, a decrease of 24.0% from $176.6 million in the third quarter of 2008. The PCS sales decline was due primarily to slower market demand from both pharmaceutical and biotechnology companies. Foreign currency translation reduced sales by 2.6%.

As expected, lower capacity utilization and competitive pricing pressure, partially offset by cost-saving actions, resulted in lower operating margins for the PCS segment. The 2009 third-quarter GAAP operating margin declined to 7.5% from 17.2% in the third quarter of 2008. On a non-GAAP basis, the operating margin declined to 13.8% from 21.4% in the third quarter of 2008.

Nine-Month Results

For the first nine months of 2009, net sales were $907.2 million compared to $1,032.0 million in the same period in 2008, a decrease of 12.1%. Foreign exchange decreased net sales by 4.2%.

On a GAAP basis, net income was $96.9 million for the first nine months of 2009, or $1.47 per diluted share, compared to $138.7 million, or $1.96 per diluted share, for the same period in 2008.

On a non-GAAP basis, net income for the first nine months of 2009 was $123.9 million, or $1.89 per diluted share, compared to $160.1 million, or $2.26 per diluted share, for the same period in 2008.

Research Models and Services (RMS)

For the first nine months of 2009, RMS net sales were $490.5 million, a decrease of 3.3% from $507.1 million for the same period in 2008, with foreign exchange contributing 3.2% to the decline. The RMS segment’s GAAP operating margin was 29.5% in the first nine months of 2009, compared to 31.3% for the year-ago period. On a non-GAAP basis, the operating margin was 31.2% compared to 31.8% in the first nine months of 2008.

Preclinical Services (PCS)

For the first nine months of 2009, PCS net sales were $416.7 million, a decrease of 20.6% from $524.9 million for the same period in 2008, with foreign exchange accounting for 5.1% of the decline. On a GAAP basis, the PCS segment operating margin was 8.9% in the first nine months of 2009, compared to 15.7% in the year-ago period. On a non-GAAP basis, the operating margin was 15.5% in the first nine months of 2009, compared to 20.3% for the same period in 2008.

Items Excluded from Non-GAAP Results

Items excluded from non-GAAP results in the third quarter of 2009 and 2008 were as follows:

($ in millions)	3Q09	3Q08
Amortization of intangible assets	$8.0	$7.6
Severance related to cost-saving actions	2.5	--
Impairment and other charges (1)	1.8	0.7
Operating losses for PCS Arkansas and clinical Phase I Scotland	1.2	--
Costs associated with evaluation of acquisitions	0.8	1.1
Gain on the sale of U.K. real estate	(0.8)	--
Deferred tax revaluation	--	0.8
Convertible debt accounting	2.9	2.4
Tax benefit of repatriation	(1.1)	--
Discontinued operations income tax settlement	(3.5)	--

(1) In the third quarter of 2009, these items were related primarily to an asset impairment associated with the Company’s planned disposition of its PCS facility in Arkansas. In the third quarter of 2008, these items were related primarily to Company’s disposition of its legacy PCS facility in Worcester, Massachusetts, and the divestiture of its Vaccine business in Mexico.

Items excluded from non-GAAP results in the first nine months of 2009 and 2008 were as follows:

($ in millions)	YTD09	YTD08
Amortization of intangible assets	$21.4	$22.8
Severance related to cost-saving actions	11.3	--
Impairment and other charges (1)	3.6	4.2
Operating losses for PCS Arkansas and clinical Phase I Scotland	3.8	--
Costs associated with evaluation of acquisitions	1.4	1.1
U.S. pension curtailment	--	(3.3)
Gain on the sale of U.K. real estate	(0.8)	--
Deferred tax revaluation	--	0.8
Convertible debt accounting	8.0	6.1
Tax benefit of repatriation	(1.1)	--
Discontinued operations income tax settlement	(3.5)	--

(1) In the first nine months of 2009, these items were related primarily to an asset impairment charge and costs associated with the Company’s planned disposition of its PCS facility in Arkansas and the divestiture of its clinical Phase I business in Scotland, as well as additional miscellaneous expenses. In the first nine months of 2008, these items were related primarily to the Company’s disposition of its legacy PCS facility in Worcester, Massachusetts, as well as an asset impairment related to the divestiture of the Company’s Vaccine business in Mexico.

Update on Cost-Saving Initiatives

As part of its continued efforts to manage costs and enhance operating efficiencies during this period of weak demand, the Company implemented additional cost-saving initiatives during the third and fourth quarters of 2009. The most significant action, in October 2009, reduced headcount in the PCS segment by approximately 6% and is expected to generate incremental savings of approximately $15.0 million on an annualized basis. Severance costs associated with this action are expected to be approximately $5.0 million, or $0.05 per share, which will be recorded in the fourth quarter of 2009 and excluded from non-GAAP results.

In total, the actions implemented in 2009 are now expected to result in cost savings of approximately $40.0 million for the year, with an annual run-rate of approximately $50.0 million beginning in 2010.

2009 Guidance

The Company is reducing its forward-looking guidance for 2009, which was previously provided on August 4, 2009. This guidance now assumes a sequential decline in fourth-quarter sales in the PCS segment when compared to third-quarter sales, as clients have become increasingly hesitant to commit to studies at the end of the year. The sales guidance includes the negative impact of foreign exchange, which is now expected to reduce 2009 sales by approximately 2.5% compared to the prior year.

2009 GUIDANCE	REVISED	PRIOR
Net sales	(10)% - (11)%	(7)% - (9)%
GAAP EPS estimate	$1.70 - $1.74	$1.78 - $1.90
Amortization of intangible assets	$0.30	$0.28
Severance related to cost-saving actions	$0.16	$0.10
Impairment and other charges	$0.04	$0.02
Operating losses for PCS Arkansas and clinical Phase I Scotland	$0.04	$0.04
Costs associated with evaluation of acquisitions	$0.01	$0.01
Gain on the sale of U.K. real estate	($0.01)	--
Convertible debt accounting	$0.10	$0.12
Tax benefit of repatriation	($0.01)	--
Discontinued operations income tax settlement	($0.05)	--
Non-GAAP EPS estimate	$2.28 - $2.32	$2.35 - $2.47

Webcast

Charles River Laboratories has scheduled a live webcast on Wednesday, November 4, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude amortization of intangible assets and other charges related to our acquisitions, charges related to the dispositions of our clinical Phase I business in Scotland and our legacy preclinical facility in Worcester, Massachusetts, expenses associated with evaluating acquisitions, the gain on the curtailment of our U.S. defined benefit plan in 2008, income from tax settlements related to our discontinued operations, the gain on the sale of real estate in the U.K., charges in connection with a deferred tax revaluation, a benefit in connection with cash repatriation activities, operating losses attributable to our businesses we plan to close or divest, severance costs associated with our 2009 cost-saving actions, and the additional interest recorded as a result of the adoption of a newly issued accounting standard related to our convertible debt accounting. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding our projected 2009 sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; the impact of specific actions intended to improve overall operating efficiencies and profitability; Charles River’s expectations with respect to the impact of acquisitions on the Company, its service offerings, and earnings; expectations for consolidations within the pharmaceutical industry; future cost reduction activities by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact. In addition, these statements include the availability of funding for our customers and the impact of economic and market conditions on them generally, and the anticipated strength of our balance sheet, the effects of our 2009 cost-saving actions and other actions designed to manage expenses, operating costs and capital spending, and to streamline efficiency, and the ability of the Company to withstand the current market conditions. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate the acquisition of the business and assets of Piedmont Research Center, LLC, Cerebricon Ltd and Systems Pathology Company, LLC (SPC); the ability to successfully develop and commercialize SPC’s technology platform; a decrease in research and development spending, a decrease in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 23, 2009, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our approximately 8,000 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Total net sales	$297,485	$342,227	$907,170	$1,032,046
Cost of products sold and services provided	190,921	211,957	577,923	633,412
Gross margin	106,564	130,270	329,247	398,634
Selling, general and administrative	54,129	54,488	172,889	174,887
Amortization of intangibles	7,988	7,609	21,356	22,780
Operating income	44,447	68,173	135,002	200,967
Interest income (expense)	(5,288)	(3,655)	(14,834)	(9,210)
Other income (expense)	1,281	(1,397)	2,584	(2,501)
Income from continuing operations before income taxes	40,440	63,121	122,752	189,256
Provision for income taxes	6,900	17,628	30,688	50,899
Income from continuing operations, net of tax	33,540	45,493	92,064	138,357
Discontinued operations, net of tax	3,451	-	3,451	-
Net income	36,991	45,493	95,515	138,357
Noncontrolling interests	322	(5)	1,357	336
Net income attributable to common shareholders	$37,313	$45,488	$96,872	$138,693

Earnings per common share
Basic:
Continuing operations	$0.52	$0.68	$1.43	$2.06
Discontinued operations	$0.05	$-	$0.05	$-
Net	$0.57	$0.68	$1.48	$2.06
Diluted:
Continuing operations	$0.52	$0.64	$1.42	$1.96
Discontinued operations	$0.05	$-	$0.05	$-
Net	$0.57	$0.64	$1.47	$1.96

Weighted average number of common shares outstanding
Basic	64,985,522	67,167,827	65,391,036	67,380,141
Diluted	65,462,206	70,924,697	65,719,104	70,692,234

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	September 26, 2009	December 27, 2008
Assets
Current assets
Cash and cash equivalents	$192,198	$243,592
Trade receivables, net	212,872	210,214
Inventories	100,290	96,882
Other current assets	61,003	67,451
Total current assets	566,363	618,139
Property, plant and equipment, net	863,786	837,246
Goodwill, net	495,901	457,578
Other intangibles, net	179,131	136,100
Deferred tax asset	33,468	37,348
Other assets	52,883	55,002
Total assets	$2,191,532	$2,141,413

Liabilities and Equity
Current liabilities
Current portion of long-term debt & capital leases	$34,594	$35,452
Accounts payable	35,843	40,517
Accrued compensation	42,537	54,870
Deferred revenue	73,416	86,707
Accrued liabilities	50,288	60,741
Other current liabilities	17,421	22,711
Total current liabilities	254,099	300,998
Long-term debt & capital leases	463,748	479,880
Other long-term liabilities	124,511	118,827
Total liabilities	842,358	899,705
Total equity	1,349,174	1,241,708
Total liabilities and equity	$2,191,532	$2,141,413

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Research Models and Services
Net sales	$163,313	$165,656	$490,485	$507,100
Gross margin	68,623	70,813	208,142	223,498
Gross margin as a % of net sales	42.0%	42.7%	42.4%	44.1%
Operating income	46,131	50,673	144,469	158,685
Operating income as a % of net sales	28.2%	30.6%	29.5%	31.3%
Depreciation and amortization	9,346	7,062	25,068	20,751
Capital expenditures	8,933	12,819	22,864	47,326

Preclinical Services
Net sales	$134,172	$176,571	$416,685	$524,946
Gross margin	37,941	59,457	121,105	175,136
Gross margin as a % of net sales	28.3%	33.7%	29.1%	33.4%
Operating income	10,044	30,390	36,926	82,507
Operating income as a % of net sales	7.5%	17.2%	8.9%	15.7%
Depreciation and amortization	15,492	15,913	44,640	47,606
Capital expenditures	9,532	33,824	40,663	104,900

Unallocated Corporate Overhead	$(11,728)	$(12,890)	$(46,393)	$(40,225)

Total
Net sales	$297,485	$342,227	$907,170	$1,032,046
Gross margin	106,564	130,270	329,247	398,634
Gross margin as a % of net sales	35.8%	38.1%	36.3%	38.6%
Operating income	44,447	68,173	135,002	200,967
Operating income as a % of net sales	14.9%	19.9%	14.9%	19.5%
Depreciation and amortization	24,838	22,975	69,708	68,357
Capital expenditures	18,465	46,643	63,527	152,226

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED) (1)
(dollars in thousands)

		Three Months Ended		Nine Months Ended
		September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Research Models and Services
	Net sales	$163,313	$165,656	$490,485	$507,100
	Operating income	46,131	50,673	144,469	158,685
	Operating income as a % of net sales	28.2%	30.6%	29.5%	31.3%
	Add back:
	Amortization related to acquisitions	2,351	602	4,983	1,730
	Severance	766	-	3,614	-
	Impairment and other charges (2)	-	315	-	949
	Operating income, excluding specified charges (Non-GAAP)	$49,248	$51,590	$153,066	$161,364
	Non-GAAP operating income as a % of net sales	30.2%	31.1%	31.2%	31.8%

Preclinical Services
	Net sales	$134,172	$176,571	$416,685	$524,946
	Operating income	10,044	30,390	36,926	82,507
	Operating income as a % of net sales	7.5%	17.2%	8.9%	15.7%
	Add back:
	Amortization related to acquisitions	5,639	7,007	16,374	21,050
	Severance	712	-	5,023	-
	Impairment and other charges (2)	1,832	360	3,444	3,233
	Operating losses for PCS Arkansas and Phase 1 Scotland	1,164	-	3,846	-
	Gain on sale of UK real estate	(827)	-	(827)	-
	Operating income, excluding specified charges (Non-GAAP)	$18,564	$37,757	$64,786	$106,790
	Non-GAAP operating income as a % of net sales	13.8%	21.4%	15.5%	20.3%

Unallocated Corporate Overhead		$(11,728)	$(12,890)	$(46,393)	$(40,225)
	Add back:
	Severance	972	-	2,625	-
	Impairment and other charges (2)	11	-	194	-
	Costs associated with the evaluation of acquisitions	777	1,125	1,416	1,125
	U.S. pension curtailment	-	-	-	(3,276)
	Convertible debt accounting (3)	53	38	150	67
	Unallocated corporate overhead, excluding specified charges (Non-GAAP)	$(9,915)	$(11,727)	$(42,008)	$(42,309)

Total
	Net sales	$297,485	$342,227	$907,170	$1,032,046
	Operating income	44,447	68,173	135,002	200,967
	Operating income as a % of net sales	14.9%	19.9%	14.9%	19.5%
	Add back:
	Amortization related to acquisitions	7,990	7,609	21,357	22,780
	Severance	2,450	-	11,262	-
	Impairment and other charges (2)	1,843	675	3,638	4,182
	Operating losses for PCS Arkansas and Phase 1 Scotland	1,164	-	3,846	-
	Costs associated with the evaluation of acquisitions	777	1,125	1,416	1,125
	U.S. pension curtailment	-	-	-	(3,276)
	Gain on sale of UK real estate	(827)	-	(827)	-
	Convertible debt accounting (3)	53	38	150	67
	Operating income, excluding specified charges (Non-GAAP)	$57,897	$77,620	$175,844	$225,845
	Non-GAAP operating income as a % of net sales	19.5%	22.7%	19.4%	21.9%

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.
(2)	For the three months ended September 26, 2009 these items primarily related to an asset impairment associated with the Company's planned disposition of its PCS facility in Arkansas. For the nine months ended September 26, 2009 these items related primarily to an asset impairment charge and costs associated with the Company's planned disposition of its PCS facility in Arkansas and the divesture of its clinical Phase I business in Scotland, as well as miscellaneous expenses. For the three and nine months ended September 27, 2008, these items primarily related to the Company's disposition of its legacy PCS facility in Worcester, Massachusetts and the divesture of its Vaccine business (RMS) in Mexico.
(3)	2009 and 2008 include the impact of new convertible debt accounting, which increased depreciation expense.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (1)
(dollars in thousands, except for per share data)

		Three Months Ended		Nine Months Ended
		September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

	Net income attributable to common shareholders	$37,313	$45,488	$96,872	$138,693
	Less: Discontinued operations	(3,451)	-	(3,451)	-
	Net income from continuing operations	33,862	45,488	93,421	138,693
	Add back:
	Amortization related to acquisitions	7,990	7,609	21,357	22,780
	Severance	2,450	-	11,262	-
	Impairment and other charges (2)	1,843	675	3,638	4,182
	Operating losses for PCS Arkansas and Phase 1 Scotland	1,164	-	3,846	-
	Costs associated with the evaluation of acquisitions	777	1,125	1,416	1,125
	U.S. pension curtailment	-	-	-	(3,276)
	Gain on sale of UK real estate	(827)	-	(827)	-
	Deferred tax revaluation	-	763	-	763
	Convertible debt accounting, net (3)	2,915	2,403	8,000	6,114
	Tax benefit of repatriation	(1,084)	-	(1,084)	-
	Tax effect	(6,470)	(4,135)	(17,090)	(10,277)
	Net income, excluding specified charges (Non-GAAP)	$42,620	$53,928	$123,939	$160,104

	Weighted average shares outstanding - Basic	64,985,522	67,167,827	65,391,036	67,380,141
	Effect of dilutive securities:
	2.25% senior convertible debentures	-	1,752,046	-	1,547,131
	Stock options and contingently issued restricted stock	474,140	1,385,703	327,104	1,359,051
	Warrants	2,544	619,121	964	405,911
	Weighted average shares outstanding - Diluted	65,462,206	70,924,697	65,719,104	70,692,234

	Basic earnings per share	$0.57	$0.68	$1.48	$2.06
	Diluted earnings per share	$0.57	$0.64	$1.47	$1.96

	Basic earnings per share, excluding specified charges (Non-GAAP)	$0.66	$0.80	$1.90	$2.38
	Diluted earnings per share, excluding specified charges (Non-GAAP)	$0.65	$0.76	$1.89	$2.26

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.
(2)	For the three months ended September 26, 2009 these items primarily related to an asset impairment associated with the Company's planned disposition of its PCS facility in Arkansas. For the nine months ended September 26, 2009 these items related primarily to an asset impairment charge and costs associated with the Company's planned disposition of its PCS facility in Arkansas and the divesture of its clinical Phase I business in Scotland, as well as miscellaneous expenses. For the three and nine months ended September 27, 2008, these items primarily related to the Company's disposition of its legacy PCS facility in Worcester, Massachusetts and the divesture of its Vaccine business (RMS) in Mexico.
(3)	The three and nine months ended September 26, 2009 include the impact of new convertible debt accounting, which increased interest expense by $3,063 and $8,829, capitalized interest by $201 and $979 and depreciation expense by $53 and $150, respectively. The three and nine months ended September 27, 2008 have been restated to include the impact of new convertible debt accounting, which increased interest expense by $2,859 and $8,242, capitalized interest by $494 and $2,195 and depreciation expense by $38 and $67, respectively.

CONTACT:
Charles River Laboratories International, Inc.
Investor Contact:
Susan E. Hardy, 781-222-6190
Corporate Vice President, Investor Relations
or
Media Contact:
Amy Cianciaruso, 781-222-6168
Associate Director, Public Relations